Exhibit 99.1
RED
RALPH E. DAVIS
ASSOCIATES, INC.
October 14, 2005
Seneca Resources Corporation
1201 Louisiana, Suite 400
Houston, Texas 77002

Attention:	Mr. James A. Beck
President
		Re:	Oil, Condensate and Natural Gas Reserves,
Seneca Resources Corporation
As of September 30, 2005
Gentlemen:
At your request, the firm of Ralph E. Davis Associates, Inc. has audited an evaluation of the proved oil, condensate and natural gas reserves on leaseholds in which Seneca Resources Corporation has certain interests. This report presents a summary of the Proved Developed (producing and non-producing) and Proved Undeveloped reserves anticipated to be produced from Seneca Resources’ interest.
The reserves associated with these estimates have been classified in accordance with the definitions of the Securities and Exchange Commission as found in Rule 4-10(a) of regulation S-X of the Securities Exchange Act of 1934. We have also estimated the future net revenue and discounted present value associated with these reserves as of September 30, 2005, utilizing a scenario of non escalated product prices as well as non escalated costs of operations, i.e., prices and costs were not escalated above current values as detailed later in this report. The present value is presented for your information and should not be construed as an estimate of the fair market value.
The summarized results of the reserve audit are as follows:
1717 St. James Place, Suite 460 Houston, Texas 77056 Office 713-622-8955 Fax 713-626-3664 www.ralphedavis.com
Worldwide Energy Consultants Since 1924

RALPH E. DAVIS
ASSOCIATES. INC.
Seneca Resources Corporation
Oil, Condensate and Natural Gas Reserves
Mr. James A. Beck
October 14, 2005

Estimated Proved Reserves
Net to Seneca Resources Corporation
As of September 30, 2005

	Proved Developed		Proved
Division:	Producing	Non Prod	Undeveloped	Total Proved
EAST COAST:
Oil/Condensate: MBbls	134.0	43.4	0.0	177.4
Gas: MMcf	81,621.3	1,503.8	0.0	83,125.1

GULF COAST:
Oil/Condensate: MBbls	906.0	322.7	66.4	1,295.1
Gas: MMcf	9,447.2	13,661.1	15,362.0	38,470.3

WEST COAST:
Oil/Condensate: MBbls	41,519.8	181.0	15,383.5	57,084.3
Gas: MMcf	58,277.8	414.1	11,766.8	70,458.7

TOTAL COMPANY:
Oil/Condensate: MBbls	42,559.8	547.1	15,449.9	58,556.8
Gas: MMcf	149,346.2	15,579.1	27,128.8	192,054.1
Liquid volumes are expressed in thousands of barrels (MBbls) of stock tank oil. Gas volumes are expressed in millions of standard cubic feet (MMSCF) at the official temperature and pressure bases of the areas wherein the gas reserves are located.
DISCUSSION:
The scope of this study was to audit the proved reserves attributable to the interests of Seneca

RALPH E. DAVIS
ASSOCIATES. INC.
Seneca Resources Corporation
Oil, Condensate and Natural Gas Reserves
Mr. James A. Beck
October 14, 2005

Resources Corporation. Reserve estimates were prepared by Seneca using acceptable evaluation principals for each source. The quantities presented herein are estimated reserves of oil, condensate and natural gas that geologic and engineering data demonstrate can be recovered from known reservoirs under existing economic conditions with reasonable certainty.
Ralph E. Davis Associates, Inc. has audited the reserve estimates, the data incorporated into preparing the estimates and the methodology used to evaluate the reserves. In each of Seneca’s producing divisions all current year additions and those properties of significant value were reviewed by Ralph E. Davis. Reserve estimates of current producing zones, productive zones behind pipe and undrilled well locations were reviewed in detail. Certain changes to either individual reserve estimates or the categorization of reserves were suggested by Ralph E. Davis Associates, Inc. and accepted by Seneca Resources. It is our opinion that the reserves presented herein meet all the criteria of Proved Reserves.
Neither Ralph E. Davis Associates, Inc. nor any of its employees have any significant interest in Seneca Resources Corporation or the properties reported herein. The employment and compensation to make this study are not contingent on our estimate of reserves.
We appreciate the opportunity to be of service to you in this matter and will be glad to address any questions or inquiries you may have.

Very truly yours,
RALPH E. DAVIS ASSOCIATES, INC.

Allen C. Barron, P. E.
President